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SECOND AMENDMENT TO CREDIT AGREEMENT

        This Second Amendment ("Amendment") to the Credit Agreement ("Agreement") dated as of September 29, 1997, between Image Investors Co., a Delaware corporation ("Lender"), and Image Entertainment, Inc., a California corporation and its subsidiary ("Borrower"), is entered into and effective as of September 30, 2002.

R E C I T A L S:

        WHEREAS, Borrower and Lender entered into the Agreement as of September 29, 1997, pursuant to which Lender loaned Five Million Dollars ($5,000,000) to Borrower, as evidenced by the Convertible Subordinated Promissory Note ("Note") for $5,000,000 dated as of October 29, 1997;

        WHEREAS, Borrower and Lender entered into the first amendment to the Agreement as of July 9, 2002 (the "First Amendment"), pursuant to which the parties agreed to modify the interest rate, extend the term of the Note three (3) years to October 1, 2005, and amend certain terms and provisions of the Agreement as provided therein, including an agreement by Borrower that it would, subject to the approval of Foothill Capital Corporation, pay Lender an amount equal to the lesser of Two Million Five Hundred Thousand Dollars ($2,500,000) or seventy-five percent (75%) of Borrower's net cash proceeds from the occurrence of either or both of the following transactions: (a) Borrower selling and leasing back that certain real property commonly known as 6650 South Spencer, Las Vegas, Nevada, or (b) each instance of Borrower selling its common stock or other equity securities;

        WHEREAS, Borrower has received net case proceeds in the amount of $2,000,000 from a sale of common stock;

        WHEREAS, the parties have again agreed to modify the terms and provisions of the Agreement as provided herein;

        WHEREAS, the remaining provisions of the Note and Agreement, as amended by the First Amendment, including without limitation the conversion ratio provided in Subsection 1.7.1 of the Agreement, will remain as stated in the original Note and Agreement;

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Borrower and Lender agree as follows:

A G R E E M E N T:

        1.    Initial Payment of Principal.    On the date hereof, Borrower is making a prepayment of principal in the amount of $750,000. Lender acknowledges receipt of a check in such amount.

        2.    Future Payments of Principal.    Commencing on October 1, 2002, in addition to the required payment of interest, Borrower will make a quarterly payment of principal in the amount of Three Hundred Fifty Thousand Dollars ($350,000) on each Interest Payment Date through July 1, 2003, in the amount of Four Hundred Seventy-Five Thousand Dollars ($475,000) on each Interest Payment Date from October 1, 2003 through April 1, 2004 and in the amount of Four Hundred Twenty-Five Thousand Dollars ($425,000) on the Interest Payment Date occurring on July 1, 2004, in the amount of Six Hundred Twenty-Five Thousand Dollars ($625,000) on the Interest Payment Date occurring on October 1, 2004, and in the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000) on the Interest Payment Date occurring on January 1, 2005. Lender acknowledges receipt of two checks in the amount of $350,000 reflecting payment due on October 1, 2002.

        3.    Additional Payments.    (a) Upon the consummation of the transaction pursuant to which Borrower intends to sell and lease back its real property commonly known as 6650 South Spencer, Las Vegas, Nevada, Borrower shall prepay an amount of the outstanding loan balance under the agreement equal to the lesser of $1,000,000 or the net proceeds remaining from the transaction after payment of related sales commissions and expenses and the payoff of the outstanding borrowings secured by the real property.

          (b)  Upon the consummation by the Borrower of any issuance or sale by Borrower of its common stock or other debt or equity securities or other loan transaction, Borrower shall prepay to Lender an amount equal to the lesser of the net cash proceeds of such financing transaction and the Remaining Extension Amount. The "Remaining Extension Amount" shall initially be $750,000, and shall be decreased by $100,000 for each regularly scheduled principal payment made pursuant to Section 2 hereof from October 1, 2002 through and including April 1, 2004 and by $50,000 for the regularly scheduled principal payment made pursuant to Section 2 hereof on July 1, 2004, it being understood that the Remaining Extension Amount shall never be less than zero.

          (c)  Any such payment will be applied to the principal balance of the Note and offset, in reverse order commencing with the final payment, the Debtor's obligation to make the principal payments provided in Section 2 above.

        4.    Preservation of the Agreement.    Except as specifically modified by the terms of this Amendment, all the terms, conditions, provisions, covenants, representations, warranties, and agreements contained in the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers.

LENDER:

IMAGE INVESTORS CO.

By:	/s/ STUART SUBOTNICK
Name:	Stuart Subotnick
Title:	Executive Vice President

BORROWER:

IMAGE ENTERTAINMENT, INC.

By:	/s/ MARTIN W. GREENWALD
Name:	Martin W. Greenwald
Title:	President

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SECOND AMENDMENT TO CREDIT AGREEMENT